EXHIBIT 23.1

INDEPENDENT AUDITOR’S CONSENT

The Trustees of Zale Corporation
Savings and Investment Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Zale Corporation (filed under the Securities and Exchange Commission File No. 333-51607) of our report dated January 24, 2003 relating to the statement of net assets available for plan benefits of Zale Corporation Savings and Investment Plan as of July 31, 2002 and the related statement of changes in net assets available for plan benefits for the year ended July 31, 2002, which report appears in the July 31, 2002 Annual Report of Form 11-K of Zale Corporation Savings and Investment Plan.

KPMG LLP
Dallas, Texas
January 24, 2003